Exhibit 21.1

SUBSIDIARIES OF ON DECK CAPITAL, INC.

Name	Jurisdiction
Lancelot QBFOD LLC	Delaware
On Deck Payment Support, LLC	Delaware
On Deck Asset Company, LLC	Delaware
On Deck Capital Australia PTY LTD	Australia
OnDeck Account Receivables Trust 2013-1 LLC	Delaware
OnDeck Asset Pool, LLC	Delaware
OnDeck Canada Holdings, Inc.	Delaware
OnDeck Capital Canada ULC (f/k/a On Deck Capital Canada, Inc.)	British Columbia
Prime OnDeck Receivable Trust, LLC	Delaware
Receivable Assets of OnDeck, LLC	Delaware
OnDeck Australia Loan Funding I Pty Ltd	Australia
OnDeck Australia Loan Funding Trust I	Australia
Lancelot SPV-01 LLC	Delaware
OnDeck Asset Securitization Trust II LLC	Delaware
ODWS, LLC	Delaware
OnDeck Asset Funding I LLC	Delaware
Prime OnDeck Receivable Trust II, LLC	Delaware
Small Business Asset Funding II LLC	Delaware
Small Business Asset Fund 2009 LLC	Delaware
Small Business Funding Trust	Delaware